Exhibit 10.13

500 W. Bethany Drive

Allen, TX 75013

January 29th, 2004

Mr. Jon Hopper

151 Secretariat

Austin, TX 78737

Dear Jon:

We are pleased to offer you a position with Xtera Communications, Inc. (the “Company”) as its President and Chief Executive Officer (“CEO”), commencing as soon as possible, but no later than February 9, 2004. As CEO, you will be an executive officer and employee of the Company, will perform such duties consistent with such position as designated by the Board of Directors and will report to the Board of Directors. It is expected that you would devote substantially all of your time to this position. You will be elected to the Board of Directors at the first Board meeting following commencement of your employment. The Xtera Board is enthusiastic about the leadership role you can provide as the Company’s CEO.

You will receive a semi-monthly salary of $10,416.67, less all required withholding, which will be paid in accordance with Xtera’s normal payroll procedures. You will be eligible for a target bonus equal to fifty percent (50%) of your base salary for achieving corporate objectives with a potential to increase the bonus amount to up to one hundred percent (100%) of your base salary by exceeding corporate objectives. Objectives will be established by the Board of Directors and will be focused on meeting corporate sales and profitability targets.

We will recommend to the Board that, at the first Board meeting following the final close of the Series A-1 financing, (which will be no longer than 45 days after you commence employment), you be granted a stock option (the “Initial Option”) entitling you to purchase 2,300,000 shares of the Company’s common stock (representing approximately 5.0% of the number of shares of common stock outstanding, assuming conversion of all outstanding shares of preferred stock into common stock and the exercise of all outstanding warrants and stock options which number will be 46.3 million shares upon the final close of the Series A-1 financing) at the then current fair market value as determined by the Board at that meeting.

We agree to take all actions (including seeking Board and stockholder approval) which may be necessary to increase the number of shares reserved for issuance under the Company’s stock plan if necessary to permit the grant of your options or to grant all or part of your options independent of the option plan in a manner acceptable to you. Your options shall be “incentive stock options” to the maximum extent permitted by the option plan (and applicable tax laws) and a “nonstatutory stock option” as to the remaining shares. Such options shall be subject to the terms and conditions of the Company’s stock option plan and standard form of stock option agreement. Your options will be subject to the Company’s standard vesting schedule with 25% of your optioned stock vesting on the first anniversary of the vesting commencement date and 1/48th of the remaining optioned stock vesting at the end of each monthly period thereafter, so that, assuming your continued employment, your option may be fully vested four years after grant.

The Company’s Board of Directors intends to implement (with your consent) a program that provides for compensation payments to you and other key employees upon a change in control. The total amount payable to you under this program will be 5.0% of the aggregate value over $30 million to be received by all of the Company’s stockholders upon the closing of the change in control. Payment shall be paid upon the closing of the change in control in cash, securities or such other type of consideration as is received by the holders of the Company’s most senior series of preferred stock.

As a Company employee, you will also receive standard health benefits and employee benefits. You should note that Xtera may modify salaries and benefits from time to time as it deems necessary. You should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

You agree that, during your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

As a Company employee, you will be expected to abide by company rules and regulations. You will also be expected to sign and comply with an Employment, Confidential Information and Invention Assignment Agreement in the Company’s standard form which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company and non-disclosure of proprietary information.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Dallas, Texas.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records. This letter, along with the agreement relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

This offer will remain open until February 9th, 2004 at which time it will terminate unless previously accepted by you. Upon your acceptance of the terms of this letter, you agree that we may publicly announce your agreement to join the Company on or after the date of your acceptance.

We look forward to working with you at Xtera Communications, Inc.

Sincerely, XTERA COMMUNICATIONS, Inc.

By:	/s/ Jon W. Bayless
Jon W. Bayless
Chairman of The Board

ACCEPTED AND AGREED TO this 16th day of January 2004.

/s/ Jon Hopper

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